EXHIBIT 99.1

BGC Partners Appoints CFO and Announces Additional Leadership Changes in Global Brokerage Business

Steven Bisgay Appointed Chief Financial Officer

Anthony Warner and Julian Swain Named Co-Heads of BGC Global Brokerage Jean-Pierre Aubin Named Global Head of Listed Products and Paris

NEW YORK, December 20, 2019 -- BGC Partners, Inc. (NASDAQ: BGCP) ("BGC Partners", "BGC", or the "Company"), a leading global brokerage and financial technology company, today announced changes to its leadership team.

Appointment of Chief Financial Officer

BGC has named Steven Bisgay as Chief Financial Officer (“CFO”), effective January 1, 2020. He will replace Sean A. Windeatt, who was Interim CFO. Mr. Windeatt will remain in his role as Chief Operating Officer (“COO”) of BGC. As CFO of BGC, Mr. Bisgay will to report to Howard W. Lutnick, Chairman of the Board and Chief Executive Officer (“CEO”) of BGC.

Mr. Bisgay is a seasoned industry veteran with 30 years of experience in the securities and financial services industry who has significant experience with financial technology companies. Since 2015, he has served as CFO of Cantor Fitzgerald, L.P. (“Cantor”) overseeing financial operations including accounting, finance, regulatory reporting, treasury, financial planning and analysis, tax, and risk management, as well as lender and rating agency relations. Prior to his time at Cantor, Mr. Bisgay was CFO at KCG Holdings, Inc. and prior to that, he served as CFO and COO, Head of Business Development, Group Controller, and Director of Internal Audit at Knight Capital Group, Inc. Mr. Bisgay was previously a Senior Manager at PricewaterhouseCoopers, LLP. He holds a B.S. in Accounting from Binghamton University, an MBA from Columbia University, and is a Certified Public Accountant.

Mr. Bisgay will no longer be involved in Cantor’s operating businesses, including its investment bank and broker-dealer. Cantor has appointed other executives to take responsibility for these businesses. Mr. Bisgay will continue to oversee overlapping functions such as bondholder, lender, and rating agency relations.

Mr. Lutnick said: “Steve is a tremendous asset for BGC, and we strongly value his industry experience. It was clear to us that Steve was the strongest candidate for this role. His in-depth knowledge of our business, experience with electronic trading companies, strong relationship with our lenders, bankers, and the marketplace, will be invaluable as we continue to accelerate our strategy to further spread automation and technology across the financial markets. The BGC leadership team and I look forward to working closely with Steve in the coming years.”

Additional Leadership Changes

Effective January 1, 2020, Anthony Warner and Julian Swain will assume the newly created positions of Co-Heads of Global Brokerage alongside Jean-Pierre Aubin, Global Head of Listed Products and Paris. All three will report to Shaun D. Lynn, President of BGC.

Mr. Lynn commented on today’s announcement: “I am truly excited by these changes to our management structure. We are driving our business forward with technology across electronic trading, data, software, and post-trade, and it is important for BGC to be at the forefront of this evolution. We expect the combination of our world-class technology and broad-based access to liquidity across hundreds of product categories will drive BGC to be the partner of choice for our clients. Anthony, Julian, and JP will together ensure that we are well-positioned for the future and will be focused on delivering on the changing needs of our clients across voice and electronic trading.”

Mr. Warner is currently responsible for BGC’s brokerage business in London, as well as key Middle East locations for the Company. He joined BGC in June 2015, spending his first year as Senior Managing Director, Asia Pacific, before relocating to London. Before joining BGC, Mr. Warner spent nearly 25 years of his career at ICAP plc, most recently as CEO of ICAP Singapore. During his tenure, he held various roles with the firm in its London office, including Director of Euro Swaps. He started his career in the FX markets at Standard Chartered in 1987.

Mr. Swain is currently a Senior Managing Director and leads the EMEA business for GFI Group, Inc. (“GFI”), which operates as a division of BGC. Swain joined GFI in 2001 as head of its European credit business. He then became a Senior Managing Director and Head of GFI London in March 2007. Mr. Swain also currently has overall responsibility for GFI’s Dublin, Dubai, Cape Town, and Nyon offices. Prior to joining GFI, Mr. Swain was at ICAP for 8 years, where he managed various credit desks. Mr. Swain graduated from Loughborough University in 1988 with an MSc in Economics and Management Science.

JP Aubin currently oversees Listed Products and Primary Structured products globally. In 2012, Mr. Aubin was appointed President of Aurel BGC, a role in which he also oversees Sunrise. Mr. Aubin began his broking career with Viel-Tradition Group in 1990. After trading futures and options for ten years between London and Paris, he was promoted to run the company’s continental European operations, which included being CEO of Finacor Group and Global Head of listed products worldwide, before he joined BGC in 2005. Mr. Aubin was instrumental in BGC’s rapid expansion in Continental Europe, including the acquisitions of ETC Pollak in 2005 and Aurel in 2006. He holds a Masters in Economics from the French business school, EAD.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC’s offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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